Exhibit 99

                      GAMCO Reports Second Quarter Earnings

    Business Editors

    RYE, N.Y.--(BUSINESS WIRE)--Aug. 4, 2006--GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) reported second quarter 2006 net income of $8.9 million, or $0.31 per fully diluted share, versus net income of $12.9 million, or $0.42 per fully diluted share, in the comparable 2005 quarter. Included in the second quarter 2006 results is a pre-tax reserve against earnings of approximately $12 million or $0.27 per fully diluted share. Excluding the reserve, the net income for the second quarter 2006 was $16.8 million, or $0.58 per fully diluted share, a 30% increase in net income compared to the comparable 2005 quarter. This reserve relates to management's approach to the potential resolution of a regulatory inquiry regarding mutual fund share trading practices, which we have previously discussed in various press releases and regulatory filings, starting in October 2003. These items are available on our website: www.gabelli.com. Management does not plan further discussions of this matter until a final resolution has been reached. Revenues were $62.8 million for the second quarter versus $59.6 million in the comparable 2005 period.
    For the six months ended June 30, 2006, net income was $28.2 million versus $25.5 million in the comparable 2005 period and fully diluted earnings per share were $0.97 versus $0.85 in the comparable 2005 period. Excluding the regulatory reserve, net income for the six months ended June 30, 2006 was $36.0 million, or $1.23 per fully diluted share, a 41% increase in net income compared to the comparable 2005 quarter. Revenues were $123.4 million for the second quarter versus $121.1 million for the comparable 2005 period.

    Assets Under Management

    Assets Under Management (AUM) were $26.8 billion as of June 30, 2006, 3.1% lower than March 31, 2006 and June 30, 2005 AUM of $27.6 billion. Equity assets under management were $25.9 billion on June 30, 2006, down 3.4% from March 31, 2006 equity assets of $26.8 billion, and down 2.4% from $26.5 billion on June 30, 2005.

    -- Our equity open-end funds and closed-end funds stood at $13.1 billion in AUM on June 30, 2006, 4.6% higher than the $12.5 billion on June 30, 2005, but 3.0% below the $13.5 billion level on March 31, 2006

    -- Our institutional and high net worth business had AUM of $12.3 billion in separately managed equity accounts on June 30, 2006, 2.9% lower than the $12.6 billion on March 31, 2006, and 7.0% under the $13.2 billion on June 30, 2005.

    -- AUM in our investment partnerships were $536 million versus $681 million on March 31, 2006 and $831 million on June 30, 2005.

    -- Fixed income AUM, primarily money market mutual funds, totaled $918 million on June 30, 2006, up 6% from the March 31, 2006 assets of $866 million, and 18% lower than fixed income AUM of $1.1 billion on June 30, 2005, principally due to the closing of the Treasurer's Fund in the fourth quarter of 2005.

    Revenues

    For the second quarter of 2006, investment advisory fees were $54.7 million, an increase of 5.1% from the $52.1 million generated in the second quarter of 2005 as:

    -- Our closed-end funds revenues increased 17.0% to $10.8 million for the second quarter 2006, up from $9.2 million in the prior year's period. The increase was due to increased AUM within our closed-end funds from $4.7 billion as of second quarter 2005 to $5.3 billion as of second quarter 2006.

    -- Open-end mutual funds revenues rose 3.4% to $20.2 million from $19.5 million in the 2005 period.

    -- Institutional and high net worth separate accounts revenues increased 2.2% to $20.7 million, up from the $20.3 million reported in 2005. The 2006 period includes the recognition of $2.4 million in performance based fulcrum fees not in the year ago quarter.

    -- Investment Partnership revenues were $3.1 million, level with the prior year's period.

    Commission revenues from our institutional research affiliate, Gabelli & Company, Inc., were $2.7 million in the second quarter 2006, up 5.7% from the prior year's comparable period.
    Mutual fund distribution fees and other income were $5.4 million for the second quarter 2006, 9.0% higher than the $4.9 million reported in the 2005 period.
    For the six months ended June 30, 2006, investment advisory fees were $106.4 million, an increase of $0.4 million from the $106.0 million generated for the six months ended June 30, 2005. Further details on our six month ended June 30, 2006 investment advisory revenues included the following:

    -- Revenues from our closed-end fund increased 19.2% to $21.0 million for the six months ended June 30, 2006, up from $17.6 million in the prior year's period. The increase was due to increased average AUM within our closed-end funds from $4.5 billion for the first six months of 2005 to $5.3 billion for the first half of 2006, largely due to the launch of Gabelli Global Gold, Natural Resources & Income Trust (GGN) as of March 29, 2005.

    -- Open-end mutual funds revenues were $40.3 million, up 1.7% from the $39.6 million in the 2005 period.

    -- Institutional and high net worth separate accounts revenues decreased 5.4% to $40.1 million from the $42.4 million reported in 2005.

    -- Investment Partnership revenues were $8.1 million, an increase of 27.1%, as higher incentive fees were offset slightly by lower management fee revenue.

    Commission revenues from our institutional research affiliate, Gabelli & Company, Inc., were $6.2 million for the six months ended June 30, 2006, up 22.5% from the prior year's comparable period amount of $5.0 million.
    Mutual fund distribution fees and other income were $10.8 million for the six months ended June 30, 2006, 7.4% higher than the $10.0 million reported in the 2005 period. The increase is due to higher distribution fees of $10.2 million for six months ended June 30, 2006 versus $9.4 million for prior year period, principally as a result of higher average assets under management.

    Operating Margin

    Operating margin, before management fee, decreased to 17.7% for the second quarter 2006 from 36.6% in the prior year's quarter primarily due to a reserve against earnings taken in the second quarter 2006 as further described below. Excluding the reserve, the operating margin for the second quarter 2006 was 36.7%.
    Expenses not directly tied to revenues were $25.2 million, an increase from the $12.9 million recorded in the second quarter of 2005. The increase was primarily due to a reserve against earnings of approximately $12 million in the second quarter 2006 relating to the potential resolution of a regulatory inquiry. Excluding the reserve, expenses not directly tied to revenues were approximately $13 million. Since September 2003, GAMCO and certain of its subsidiaries have been cooperating with inquiries from the N.Y. Attorney General's office and the SEC by providing documents and testimony regarding certain mutual fund share trading practices. In June 2006, we began discussions with the SEC for a potential resolution of their inquiry. As a result of these discussions, GAMCO recorded the reserve. Since these discussions are ongoing, we cannot determine at this time whether they will ultimately result in a settlement of this matter, whether our reserves will be sufficient to cover any payments by GAMCO related to such a settlement, or whether and to what extent insurance may cover such payments.
    Operating margin, before management fee, decreased to 25.6% for the six months ended June 30, 2006 from 36.5% in the prior year's period primarily due to a reserve against earnings taken in the second quarter 2006 as previously described. Excluding the reserve, the operating margin for the six month period ended June 30, 2006 was 35.3%.
    Expenses not directly tied to revenues were $37.4 million, an increase of 42.6% from the $26.3 million recorded in the period ended June 30, 2005. The increase was primarily due to a reserve against earnings of approximately $12 million in the second quarter 2006 relating to the potential resolution of a regulatory inquiry. Excluding the reserve, expenses not directly tied to revenues were $26 million.

    Other Income / Expense

    Total other income, net of interest expense, rose to $7.0 million for the second quarter 2006 from $1.3 million in the 2005 period. The majority of this increase was attributable to higher net gains from investments as well as higher interest income due to higher interest rates as compared to the prior year period. In 2005, we recorded from our investment in optionsXpress (Nasdaq: OXPS): $0.03 per fully diluted share in the first quarter, $0.00 per fully diluted share in the second quarter, $0.05 per fully diluted share in the third quarter, and $0.01 per fully diluted share in the fourth quarter. For 2006, we recorded $0.01 per fully diluted share in the first quarter and for the six months ended June 30, 2006.
    Total other income, net of interest expense, rose to $32.6 million for the six months ended June 30, 2006 from $1.4 million in the 2005 period. Approximately $14.5 million of the increase represents the effects of consolidation of entities in which GAMCO holds a direct or indirect controlling interest under FIN46R and EITF 04-5 during the first quarter of 2006. In addition, there were higher net gains of $13.6 million from investments as well as higher dividend and interest income of $4.9 million due to higher interest rates, as compared to the prior year period. In 2005, we recorded from our investment in optionsXpress (Nasdaq: OXPS): $0.03 per fully diluted share in the first quarter, $0.00 per fully diluted share in the second quarter, $0.05 per fully diluted share in the third quarter, and $0.01 per fully diluted share in the fourth quarter. For 2006, we recorded $0.01 per fully diluted share in the first quarter and six months ended June 30, 2006.
    For the second quarter 2006, interest expense increased $0.1 million to $3.4 million, slightly increased from the prior year's period. For the six months ended June 30, 2006, interest expense increased $0.1 million to $7.3 million.
    Management fee was $1.8 million for the three months ended June 30, 2006, versus $2.3 million for the comparable 2005 period. The decrease is due to lower operating income before management fee, income taxes, and minority interest of $18.1 million for second quarter 2006 as compared to $23.1 million for second quarter 2005.
    Management fee was $5.3 million for the six months ended June 30, 2006, versus $4.6 million for the comparable 2005 period. The increase is due to higher operating income before management fee, income taxes, and minority interest of $64.2 million for the six months ended June 30, 2006, as compared to $45.6 million for the comparable 2005 period.
    The effective tax rate for the three and six months ended June 30, 2006, excluding the reserve, remained at 37.5%, the same as the prior year periods, respectively.




    Business Highlights

    -- During the quarter, we recognized the following individuals' achievements and promoted them to our portfolio management team:

        -- Sergey Dluzhevskiy, CPA was named as Associate Portfolio Manager for the GAMCO Global Telecom Fund. Mr. Dluzhevskiy joins Mario J. Gabelli, the Portfolio Manager of this $181 million fund, and Evan Miller, who is also an Associate Portfolio Manager of the Fund. Mr. Dluzhevskiy, a native of the Ukraine, was a senior accountant at Deloitte & Touche prior to receiving his MBA from Wharton and has a BS from Case Western Reserve University.

        -- Kevin V. Dreyer and Anthony Fritz, CFA were named as Associate Portfolio Managers to the GAMCO Global Opportunity Fund investment team, an open-end fund started in May 1998. Mr. Dreyer and Mr. Fritz join Caesar Bryan who is the Fund's Portfolio Manager responsible for the day-to-day management of the fund, a role he has had since the inception of the fund. Mr. Dreyer joined Gabelli & Company, Inc. as a research analyst following the completion of his MBA at the Columbia University Graduate School of Business. He previously worked as an analyst at Banc of America Securities following his graduation from the University of Pennsylvania. Mr. Fritz, a graduate of the Columbia University Graduate School of Business, was formerly a portfolio manager at Wells Fargo Private Asset Management. Mr. Fritz has a BA from Claremont McKenna College.

        -- David J. Siino, CFA was appointed as Associate Portfolio Manager of The Gabelli Dividend & Income Trust. He will report to Barbara G. Marcin who has been a portfolio manager of this team-managed Fund since its inception on November 28, 2003. Mr. Siino joined GAMCO in 1999 while attending the Bernard Baruch College where he received his MBA.

    -- GAMCO hosted its twenty-first annual meeting for high net worth individuals with over four hundred clients and guests in attendance in New York.

    -- GAMCO awarded the Graham & Dodd, Murray, Greenwald Prize for Value Investing to Martin J. Whitman, Founder and Co-Chief Investment Officer of Third Avenue Fund Management LLC.

    -- Gabelli & Company, Inc, our institutional equity research firm, hosted two research symposiums in June as part of the firm's institutional brokerage business.

        --  Our 4th Annual Dental & Veterinary Conference hosted
            DENTSPLY International, Henry Schein, and Lifecore
            Biomedical among the twelve presenting public companies. Favorable demographic trends and new technologies continue to drive demand for those firms.

        -- Our 1st Annual Water Infrastructure Conference hosted Aqua America, Mueller Water Products, and PW Eagle among the eleven public companies that presented. The investment case for water on a global basis continues to be driven by an aging infrastructure, the need for increased efficiency, and the expansion of both clean-water and waste-water facilities.

    -- GAMCO's $400 million "shelf" registration statement on Form S-3 filed with the Securities and Exchange Commission became effective in May. Under this shelf registration, GAMCO may, from time to time, issue any combination of senior and subordinate debt securities, convertible debt securities, common stock, preferred stock and other securities up to a total amount of $400 million.

    -- On June 30, 2006, GAMCO Investors, Inc. (the "Company") and Cascade Investment L.L.C. ("Cascade") agreed to amend the terms of the $50 million convertible note issued by the Company (the "Note") and maturing in August 2011, as follows: increase the coupon rate of interest to 6% from 5% and raise the conversion price to $53 per GBL share from $52 per share, both effective on September 15, 2006. In addition, the Company and Cascade agreed to extend the exercise date for Cascade's put option until May 15, 2007.

    -- In June 2006, the holders of 2,347,473 Class B shares exchanged their B shares for an equal number of Class A shares. GAMCO intends to file a registration statement for the Class A shares in the near future.



    Solid Investment Performance

    Many of our funds have delivered solid investment performance for their shareholders in the first half of 2006:

    -- The Gabelli U.S. Treasury Money Market Fund, as a direct result of having the lowest cost out of 42 funds, had the highest net return for the first six months of 2006 of the 42 funds ranked by the iMoney(a) Net Money Fund Report, in the 100% U.S. Treasury category. Longer term, the Fund has equally impressive results, ranking 2nd out of 41 funds for 1 year, 3rd out of 28 funds for 5 years, and 3rd out of 24 funds for 10 years, all periods ended May 31, 2006.

    -- The GAMCO Gold Fund Fund (AAA), managed by Caesar Bryan since its inception in July 1994, generated a return of 24.81% for its shareholders in the first half of 2006, and average annual returns of 76.37%, 30.54%, 35.10%, and 7.58% for the one, three, five and ten year periods ended June 30, 2006, respectively. Total Net Assets(b) for the fund were approximately $427.7 million as of June 30, 2006.

    -- The Gabelli ABC Fund, which focuses on absolute rates of return, is one of the three funds according Lipper that has had an up year every year since 1993. The Gabelli ABC Fund commenced operations in May 1993. This fund was up 6.90% through June 30, 2006 and is up 10.32% for the one year, 5.77% for the three year and 4.29% and 7.04% for the five and ten year periods ended June 30, 2006, respectively. This fund had an expense ratio of 0.64% for the year ended December 31, 2005 (after the voluntary waiver of a portion of the advisory fees.)

    -- The Gabelli Utilities Fund (AAA), a team managed fund, delivered strong performance as the fund generated a return of 8.19% for its shareholders in the first half of 2006, and average annual returns of 7.65%, 14.45%, 6.41%, and 8.94% for the one, three, and five year and since inception (August 31, 1999) periods ended June 30, 2006, respectively. Total Net Assets(b) for the fund were approximately $367.7 million as of June 30, 2006.

    -- The Gabelli Equity Income Fund(c) (AAA) has a 5 star Morningstar overall rating in the Large Value Fund category, a 3 star Morningstar rating for three years and a 5 star Morningstar rating for the five and ten year periods, all ended June 30, 2006. Managed by Mario Gabelli since its inception in January 1992, the fund earned a return of 6.97% for shareholders in the first half of 2006, and average annual returns of 11.62%, 13.22%, 8.16%, and 11.34% for the one, three, five and ten year periods ended June 30, 2006, respectively. Total Net Assets(b) for the fund were approximately $740.9 million as of June 30, 2006. There were 1,042 Large Value Funds rated overall, 1,042 rated for three years, 784 rated for five years, and 365 rated for ten years.

    Past performance is no guarantee of future results. Other share classes are available and have different performance characteristics. The average annual returns and total returns are historical and reflect changes in share price, reinvested dividends and capital gains and are net of expenses. Investment returns and principal value of an investment will fluctuate. When shares are redeemed, they may be worth more or less than their original costs. Current performance may be lower or higher than the performance presented. Performance information as of the most recent month-end is available at www.gabelli.com. Investors should carefully consider the investment objectives, risks, charges and expenses of a fund before investing. The prospectus for a fund contains information about this and other matters and should be read carefully before investing. Call 800-GABELLI to obtain a prospectus. Equity funds involve the risk that the underlying investments may lose value. Accordingly, it is possible to lose money by investing in these funds. Investing in gold stocks is considered speculative and is affected by a variety of worldwide economic, financial, and political risks. An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any government agency. Although the money market fund seeks to preserve the value of an investment at $1.00 per share, it is possible to lose money by investing in the money market fund.

    (a) iMoney is a nationally recognized organization that tracks performance of selected registered investment companies.

    (b) Total Net Assets are for the entire fund. The performance provided is for the respective fund's class AAA shares. Performance information on other fund classes are available on our website at www.gabelli.com.

    (c) For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating(TM) based on a Morningstar risk-adjusted return measure that accounts for variation in a fund's monthly performance (including the effects of sales charges, loads and redemption fees) placing more emphasis on downward variations and rewarding consistent performance. The top 10% of the funds in an investment category receive five stars, the next 22.5% receive four stars, the next 35% receive three stars, the next 22.5% receive two stars and the bottom 10% receive one star. The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three, five, and ten-year (if applicable) Morningstar Rating metrics. Morningstar Ratings are shown for the respective class shown; other classes may have different performance characteristics. This information is (1) proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.

    Financial Highlights

    Balance Sheet - Liquidity and Flexibility

    We ended the quarter with approximately $691.1 million in cash and investments in securities. This includes approximately $86.7 million of market value in shares of The Gabelli Dividend & Income Trust, The Gabelli Global Utility & Income Trust, various Gabelli and GAMCO open-end mutual funds as well as other investments classified as available for sale securities. Our debt of $232.3 million consists of $100 million of 5.5% senior notes due May 2013, a $50 million 5% convertible note due August 2011, and $82.3 million of 5.22% senior notes due February 2007 issued in connection with our mandatory convertible securities. Expressed another way, we had $16.22 per share of net cash and investments in securities on June 30, 2006 compared with $14.55 per share on June 30, 2005 and $14.90 per share on December 31, 2005.
    Our liquid balance sheet coupled with an investment grade credit rating provides access to financial markets and the flexibility to opportunistically add to our business, repurchase our stock and consider other strategic initiatives. With our shelf registration having become effective during the second quarter 2006, we have the added flexibility to issue any combination of senior and subordinate debt securities, convertible debt securities and equity securities (including common and preferred securities) up to a total amount of $520 million, which includes the remaining $120 million available under our shelf registration filed in 2001.
    Our primary goal is to use our liquid resources to opportunistically and strategically convert our interest income to operating income. While this goal is our priority, if opportunities are not present with what we consider a margin of safety, we will consider other ways to return capital to our shareholders including stock repurchase and dividends.
    Stockholders' equity was $402.3 million or $14.22 per share on June 30, 2006 compared with $417.3 million or $13.93 per share on June 30, 2005 and $424.1 million or $14.20 per share on December 31, 2005.

    Shareholder Compensation

    --  Dividends

    In May 2006, our Board of Directors declared our regular quarterly dividend of $0.03 per share that was paid on June 28, 2006 to all shareholders of record on June 15, 2006. This dividend was 50% higher from the $0.02 dividend paid during June 2005.

    --  Stock Buyback

    Shares outstanding on June 30, 2006 were 28,290,085, approximately 1.7% lower than the March 31, 2006 outstanding shares of 28,774,485, and approximately 5.5% below the 29,949,142 shares outstanding on June 30, 2005. Fully diluted shares outstanding for the second quarter of 2006 were 29,495,759 approximately 2.3% lower than first quarter 2006 fully diluted shares of 30,185,312 and approximately 5.5% lower than our fully diluted shares of 31,211,347 for the second quarter 2005.
    Our stock buyback program was initiated in March 1999. In the second quarter of 2006, we repurchased 489,400 shares at an average investment of $36.58. In May 2006, our Board of Directors authorized an additional 400,000 shares to be repurchased bringing the total amount of shares currently available to be repurchased under the program to approximately 714,000 shares at June 30, 2006. Since our buyback program was initiated, 4,602,558 class A common shares have been repurchased through June 30, 2006 at an average investment of $39.52 per share.

    Second Half Earnings Outlook

    Since over 95% of our AUM are invested in equities, the primary risk factor affecting our revenues and financial results is the general market level of stock prices and interest rates. Our financial results are also subject to the gain or loss of clients. In addition, returns from our proprietary investment portfolio are also exposed to interest rate and equity market risk. Should negative market conditions that impact our AUM or proprietary investment portfolio occur, we could report lower operating results in the second half of 2006 than would otherwise be the case. We also note that second half 2006 earnings will be measured against the backdrop of strong financial results in the second half of 2005.




NOTES ON NON-GAAP FINANCIAL MEASURES AND CHANGE IN ACCOUNTING METHOD

A. Cash and investments as adjusted have been computed as follows:
   (in millions)

                                             12/31/05 6/30/05 6/30/06
                                             -------- ------- -------
Cash and cash equivalents                      $170.7  $191.4  $116.8
Investments (marketable securities)             412.0   371.5   450.1
                                             -------- ------- -------
Total cash and investments (marketable
 securities)                                    582.7   562.9   566.9
Net amounts receivable/(payable) to brokers       8.5    24.3    37.5
                                             -------- ------- -------
Adjusted cash and investments (marketable
 securities)                                    591.2   587.2   604.4
Investments (available for sale)                 81.2    80.9    86.7
                                             -------- ------- -------
Total adjusted cash and investments            $672.4  $668.1  $691.1
                                             ======== ======= =======

    We believe adjusted cash and investments is a more useful measure of the company's liquidity for analytical purposes.

    Net amounts receivable/(payable) from/to brokers reflects cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period end.



    B. Operating income before management fee expense is used by management for purposes of evaluating its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income and includes non-operating items including investment gains and losses from the company's proprietary investment portfolio and interest expense. The reconciliation of operating income before management fee to operating income is provided in Table IV.

    C. Beginning January 1, 2006, the provisions of FASB Interpretation No. 46R ("FIN 46R") and Emerging Issue Task Force 04-5 ("EITF 04-5") require consolidation of the majority of our investment partnerships and offshore funds managed by our subsidiaries into our consolidated financial statements. However, since we amended the agreements of certain investment partnerships and an offshore fund on March 31, 2006, FIN46R and EITF 04-5 only required us to consolidate these entities on our income statement for the first quarter 2006, we were not required to consolidate these entities on our balance sheet at March 31, 2006. In addition, these partnerships and offshore funds, for which the agreements were amended, are not required to be consolidated within our statement of income or on our balance sheet in the second quarter or future periods. However, for the six months ended June 30, 2006, the consolidation of these entities does effect the classification of income between operating and other income. As a result, we have provided our results for the six month period through June 30, 2006 before adjusting for FIN46R and EITF 04-5 as we believe this basis is comparable to our reported results for the six months ended June 30, 2005.
    Although certain of our investments in partnerships and offshore funds will continue to be consolidated as long as we have a direct or indirect controlling financial interest, there will only be minor adjustments for FIN 46R and EITF 04-5 for the remainder of 2006. Please refer to Form 10-Q for the first quarter 2006 for a discussion of FIN 46R and EITF 04-5.

    D. GAMCO has voluntarily changed its accounting method for recognizing management fee revenues on closed-end preferred shares effective January 1, 2006. Unlike most money management firms, GAMCO does not charge fees on leverage (the assets attributable to the preferred shares) in its closed-end funds unless the total return to the common shareholders of the closed-end fund at year-end exceeds the dividend rate of the preferred shares. In 2005, GAMCO recognized these revenues during each interim reporting period if and when the total return to common shareholders of the closed-end fund exceeded the dividend rate of the preferred shares. Under this method, management fee revenues recognized in prior interim periods during the measurement period were subject to possible reversal in subsequent periods during that measurement period.
    After considering the guidance provided in EITF D-96, "Accounting for Management Fees Based on Formula", GAMCO believes that the preferable method of accounting is to recognize management fee revenues on the assets attributable to the liquidation value on the preferred shares held by the closed end funds at the end of the measurement period, which is currently the end of each calendar year for all closed-end funds. This method results in revenue recognition only when the measurement period has been completed and when the management fees have been earned. This eliminates the possibility of revenues that have been recognized in interim measurement periods subsequently being reversed in later periods during a fiscal year.
    Under SFAS No. 154, which GAMCO adopted on January 1, 2006, this voluntary change in accounting principle requires retrospective application to each period presented as if the different accounting principle had always been used and requires an adjustment at the beginning of the first period presented for the cumulative effect of the change to the new accounting principle. Because full year results are equivalent under both the old and new accounting methods, only interim periods during a year are affected by the change. Therefore, there is no cumulative effect adjustment at the beginning of the first period presented herein. This policy change resulted in a reduction of 2005 revenues of approximately $0.3 million, or $0.01 per fully diluted share, in the second quarter, $2.9 million, or approximately $0.03 per fully diluted share, in the third quarter and a corresponding increase in revenues of $3.2 million, or approximately $0.03 per fully diluted share, in the fourth quarter. This change will have no effect on total revenues or net income reported for 2005.

    SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

    What are FIN46R and EITF 04-5?

    In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" which was subsequently revised in December 2003 by FASB Interpretation No. 46(R) ("FIN46R"). FIN46R provides new criteria for determining whether or not consolidation accounting is required for activities which prior to FIN46R were off-balance sheet activities conducted through certain types of entities.
    In June 2005, the FASB ratified the consensus EITF 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights", which provides guidance in determining whether a general partner controls a limited partnership. The provisions of EITF 04-5 are not applicable to limited partnerships or similar entities accounted for as Variable Interest Entities ("VIEs") pursuant to FIN46R.

    How do FIN46R and EITF 04-5 apply to GBL?

    We have reviewed the provisions of FIN46R and EITF 04-5 and beginning January 1, 2006 consolidated the majority of our investment partnerships and offshore funds that are managed by our subsidiaries and are not determined to be VIEs. We amended the agreements of certain investment partnerships and an offshore fund on March 31, 2006. Accordingly, these partnerships have not been consolidated at March 31, 2006. The results of operations of these entities are included in the statement of income for the six months ended June 30, 2006, which includes the period from the effective date of EITF 04-5 through the date the partnerships and offshore fund agreements were amended. Furthermore, these partnerships and offshore funds, for which the agreements were amended, will not be consolidated within our statement of income or on our statement of financial condition in future periods as long as we continue to not have any direct or indirect controlling financial interest.
    In addition, we have consolidated four investment partnerships and two offshore funds in which we have a direct or indirect controlling financial interest. These entities will continue to be consolidated in future periods as long as we continue to maintain a direct or indirect controlling financial interest.



Assets Under Management

The company reported assets under management as follows:

Table I:
                                              Assets Under Management
                                                    (in millions)
                                              ------------------------
                                                  June 30         %
                                              ---------------
                                                                 Inc.
                                                2005    2006    (Dec.)
                                              ------- ------- --------
Mutual Funds:
   Equities
      Open end                                $ 7,798 $ 7,796   (0.0)%
      Closed-end                                4,684   5,258   12.3
   Fixed Income                                   852     863    1.3
                                              ------- -------
Total Mutual Funds                             13,334  13,917    4.4
                                              ------- -------
Institutional & High Net Worth Separate
 Accounts:
   Equities                                    13,189  12,270   (7.0)
   Fixed Income                                   269      55  (79.6)
                                              ------- -------
Total Institutional & High Net Worth Separate
 Accounts                                      13,458  12,325   (8.4)
                                              ------- -------
Investment Partnerships                           831     536  (35.5)
                                              ------- -------
Total Assets Under Management                 $27,623 $26,778   (3.1)
                                              ======= =======

   Equities                                    26,502  25,860   (2.4)
   Fixed Income                                 1,121     918  (18.1)
                                              ------- -------
Total Assets Under Management                 $27,623 $26,778   (3.1)
                                              ======= =======





Table II:        Fund Flows - 2nd Quarter 2006 (in millions)

                                       Net        Market
                           March 31,  Cash     Appreciation / June 30,
                             2006     Flows    (Depreciation)   2006
                           -------- --------- --------------- --------
Mutual Funds:
    Equities               $13,460     ($411)             $5  $13,054
    Fixed Income               807        43              13      863
                           -------- --------- --------------- --------
Total Mutual Funds          14,267      (368)             18   13,917
                           -------- --------- --------------- --------
Institutional & HNW
 Separate Accounts
    Equities                12,639      (376)              7   12,270
    Fixed Income                59        (5)              1       55
                           -------- --------- --------------- --------
Total Institutional & HNW
 Separate Accounts          12,698      (381)              8   12,325
                           -------- --------- --------------- --------

Investment Partnerships        681      (155)             10      536
                           -------- --------- --------------- --------
Total Assets Under
 Management                $27,646     ($904)            $36  $26,778
                           ======== ========= =============== ========






                              Assets Under Management (in millions)
                              ----------------------------------------
Table III:
                                6/05    9/05   12/05    3/06    6/06
                              ------- ------- ------- ------- -------
Mutual Funds
   Open end                   $ 7,798 $ 7,959 $ 7,888 $ 8,176 $ 7,796
   Closed-end                   4,684   4,851   5,075   5,284   5,258
   Fixed income                   852     796     735     807     863
                              ------- ------- ------- ------- -------
Total Mutual Funds             13,334  13,606  13,698  14,267  13,917
                              ------- ------- ------- ------- -------
Institutional & HNW Separate
 Accounts:
   Equities                    13,189  13,129  12,382  12,639  12,270
   Fixed Income                   269     158      84      59      55
                              ------- ------- ------- ------- -------
Total Institutional & HNW
 Separate Accounts             13,458  13,287  12,466  12,698  12,325
                              ------- ------- ------- ------- -------

Investment Partnerships           831     745     634     681     536
                              ------- ------- ------- ------- -------
Total Assets Under Management $27,623 $27,638 $26,798 $27,646 $26,778
                              ======= ======= ======= ======= =======


                                                % Increase/(decrease)
                                                    3/06       6/05
                                                ---------- -----------
Mutual Funds
   Open end                                        (4.6)%      (0.0)%
   Closed-end                                      (0.5)       12.3
   Fixed income                                     6.9         1.3
Total Mutual Funds                                 (2.5)        4.4
Institutional & HNW Separate Accounts:
   Equities                                        (2.9)       (7.0)
   Fixed Income                                    (6.8)      (79.6)
Total Institutional & HNW Separate Accounts        (2.9)       (8.4)

Investment Partnerships                           (21.3)      (35.5)
Total Assets Under Management                      (3.1)       (3.1)






Table IV

                         GAMCO INVESTORS, INC
         UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars in thousands, except per share data)

                                           For the Three Months Ended
                                                    June 30,
                                                    --------
                                                                 %
                                           2005 (As             Inc.
                                           Restated)*  2006    (Dec.)
                                           --------------------------

Revenues                                   $ 59,570  $62,797    5.4 %

Expenses                                     37,781   51,666   36.8
                                           --------  -------

Operating income before management fee       21,789   11,131  (48.9)

Investment income                             4,544   10,355  127.9
Interest expense                             (3,275)  (3,394)   3.6
                                           --------  -------
Other income (expense), net                   1,269    6,961  448.5
                                           --------  -------

Income before management fee, income taxes
 and minority interest                       23,058   18,092  (21.5)
   Management fee                             2,306    1,804
                                           --------  -------
Income before income taxes and minority
 interest                                    20,752   16,288
   Income taxes                               7,782    7,308
   Minority interest                            107      108
                                           --------  -------
Net income                                 $ 12,863  $ 8,872  (31.0)
                                           ========  =======

Net income per share:
Basic                                      $   0.43  $  0.31  (27.9)
                                           ========  =======

Diluted                                    $   0.42  $  0.31  (26.2)
                                           ========  =======
Weighted average shares outstanding:
 Basic                                       30,079   28,507   (5.2)
                                           ========  =======

 Diluted                                     31,211   29,496   (5.5)
                                           ========  =======
Reconciliation of Non-GAAP Financial
 Measures to GAAP:
Operating income before management fee     $ 21,789  $11,131  (48.9)
Deduct:  management fee                       2,306    1,804
                                           --------  -------
Operating income                           $ 19,483  $ 9,327  (52.1)
                                           --------  -------
Operating margin before management fee         36.6%    17.7%
                                           --------  -------
Operating margin after management fee          32.7%    14.9%
                                           --------  -------

* As restated for the Change in Accounting Method.







Table IV

                         GAMCO INVESTORS, INC
         UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars In thousands, except per share data)

To provide a better understanding of core results and trends, GAMCO has provided our results before adjusting for FASB Interpretation No. 46R ("FIN 46R") and Emerging Issue Task Force 04-5 ("EITF 04- 5"). These results are not presented in accordance with generally accepted accounting principles ("GAAP") in the United States. A reconciliation of these non-GAAP financial measures to results presented in accordance with GAAP is presented herein.

                                   For the Six Months Ended June 30,
                                  ------------------------------------

                                                     Adjust-
                                                      ments
                                   2005 (a) 2006 (b)   (c)   2006 (d)
                                  -------- -------- -------- --------

Revenues                          $121,101 $126,388 ($3,016) $123,372
Expenses                            76,902   91,592     189    91,781
                                  -------- -------- -------- --------

Operating income before
 management fee                     44,199   34,796  (3,205)   31,591

Investment income                    8,611   24,756  15,097    39,853
Interest expense                    (7,204)  (6,678)   (591)   (7,269)
                                  -------- -------- -------  --------
Other income (expense), net          1,407   18,078  14,506    32,584
                                  -------- -------- -------  --------

Income before management fee,
 income taxes and minority
 interest                           45,606   52,874  11,301    64,175
   Management fee                    4,561    5,282       -     5,282
                                  -------- -------- -------  --------
Income before income taxes and
 minority interest                  41,045   47,592  11,301    58,893
   Income taxes                     15,392   19,047   4,238    23,285
   Minority interest                   108      395   7,063     7,458
                                  -------- -------- -------  --------
Net income                        $ 25,545 $ 28,150 $     -  $ 28,150
                                  ======== ======== =======  ========

Net income per share:
Basic                             $   0.86 $   0.98 $     -  $   0.98
                                  ======== ======== =======  ========

Diluted                           $   0.85 $   0.97 $     -  $   0.97
                                  ======== ======== =======  ========
Weighted average shares
 outstanding:
Basic                               29,821   28,842            28,842
                                  ======== ========          ========

Diluted                             31,447   29,838            29,838
                                  ======== ========          ========


                                    (DELTA)           (DELTA)
                                    06(b)/05    %     06(d)/05    %
                                   ---------  -----  ---------  -----

Revenues                           $   5,287    4.4% $   2,271    1.9%
Expenses                              14,690   19.1     14,879   19.3
                                   ---------         ---------

Operating income before management
 fee                                  (9,403) (21.3)   (12,608) (28.5)

Investment income                     16,145     NM     31,242     NM
Interest expense                         526    7.3        (65)  (0.9)
                                   ---------         ---------
Other income (expense), net           16,671     NM     31,177     NM
                                   ---------         ---------

Income before management fee,
 income taxes and minority
 interest                              7,268   15.9     18,569   40.7
   Management fee                        721               721
                                   ---------         ---------
Income before income taxes and
 minority interest                     6,547            17,848
   Income taxes                        3,655             7,893
   Minority interest                     287             7,350
                                   ---------         ---------
Net income                         $   2,605   10.2  $   2,605   10.2
                                   =========         =========

Net income per share:
Basic                              $    0.12   14.0  $    0.12   14.0
                                   =========         =========

Diluted                            $    0.12   14.1  $    0.12   14.1
                                   =========         =========

Weighted average shares
 outstanding:
Basic                                   (979)  (3.3)      (979)  (3.3)
                                   =========         =========

Diluted                               (1,609)  (5.1)    (1,609)  (5.1)
                                   =========         =========

(a) As reported - GAAP at that time.

(b) Under a comparable reporting methodology as in 2005 - Non-GAAP in 2006.

(c) Represents the effects of consolidation for the first quarter of 2006 of those entities in which GBL holds a direct or indirect controlling interest and the consolidation of entities under FIN 46R and EITF 04-5.

(d) GAAP basis.

Please refer to Notes On Non-GAAP Financial Measures and Change In Accounting Method on page 9 for discussion of FIN46R and EITF 04-5.







Table IV

                         GAMCO INVESTORS, INC
         UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars In thousands, except per share data)

                                     For the Six Months Ended June 30,
                                     ---------------------------------
                                                      Adjust-
                                                      ments
                                     2005 (a) 2006 (b) (c)  2006 (d)
                                     -------- ------- ----- --------
Reconciliation of Non-GAAP
 Financial Measures to GAAP:
Operating income before management
 fee                                 $44,199  $34,796       $ 31,591
Deduct:  management fee                4,561    5,282          5,282
                                     -------  -------       --------
Operating income                     $39,638  $29,514       $ 26,309
                                     -------  -------       --------
Operating margin before management
 fee                                    36.5%    27.5%          25.6%
                                     -------  -------       --------
Operating margin after management
 fee                                    32.7%    23.4%          21.3%
                                     -------  -------       --------






Table V

                         GAMCO INVESTORS, INC
    UNAUDITED QUARTERLY CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars in thousands, except per share data)

                                        2005 (As Restated)*
                             ----------------------------------------
                               1st     2nd     3rd     4th
                             Quarter Quarter Quarter Quarter   Total
                             ------- ------- ------- ------- --------
Income Statement Data:

Revenues                     $61,531 $59,570 $63,292 $67,970 $252,363

Expenses                      39,122  37,781  38,963  38,549  154,415
                             ------- ------- ------- ------- --------

Operating income before
 management fee               22,409  21,789  24,329  29,421   97,948


Investment income              4,067   4,544  12,153   8,631   29,395
Interest expense              (3,929) (3,275) (3,298) (3,280) (13,782)
                             ------- ------- ------- ------- --------
Other income (expense), net      138   1,269   8,855   5,351   15,613
                             ------- ------- ------- ------- --------

Income before management
 fee, income taxes and
 minority interest            22,547  23,058  33,184  34,772  113,561

Management fee                 2,255   2,306   3,318   3,477   11,356
                             ------- ------- ------- ------- --------
Income before income
 taxes and  minority
 interest                     20,292  20,752  29,866  31,295  102,205

Income taxes                   7,609   7,782  11,200  11,736   38,327
Minority interest                  1     107     210     169      487
                             ------- ------- ------- -------  -------

Net income                   $12,682 $12,863 $18,456 $19,390  $63,391
                             ======= ======= ======= =======  =======

Net income per share:
    Basic                    $  0.43 $  0.43 $  0.62 $  0.65  $  2.13
                             ======= ======= ======= =======  =======

    Diluted                  $  0.42 $  0.42 $  0.61 $  0.64  $  2.09
                             ======= ======= ======= =======  =======

Weighted average shares
 outstanding:
    Basic                     29,560  30,079  29,935  29,643   29,805
                             ======= ======= ======= =======  =======

    Diluted                   31,684  31,211  31,079  30,652   31,155
                             ======= ======= ======= =======  =======

Reconciliation of Non-GAAP
Financial Measures to GAAP:
Operating income before
   management fee            $22,409 $21,789 $24,329 $29,421  $97,948
Deduct:  management fee        2,255   2,306   3,318   3,477   11,356
                             ------- ------- ------- -------  -------
Operating income             $20,154 $19,483 $21,011 $25,944  $86,592
                             ------- ------- ------- -------  -------
Operating margin before
 management fee                36.4%   36.6%   38.4%   43.3%    38.8%
                             ------- ------- ------- -------  -------
Operating margin after
 Management fee                32.8%   32.7%   33.2%   38.2%    34.3%
                             -----------------------------------------


                                                       2006
                                            --------------------------
                                               1st     2nd
                                             Quarter Quarter   Total
                                             ------- ------- --------
Income Statement Data:

Revenues                                     $60,575 $62,797 $123,372

Expenses                                      40,115  51,666   91,781
                                             ------- ------- --------

Operating income before
 management fee                               20,460  11,131   31,591

Investment income                             29,498  10,355   39,853
Interest expense                              (3,875) (3,394)  (7,269)
                                             ------- ------- --------
Other income (expense), net                   25,623   6,961   32,584
                                             ------- ------- --------
Income before management fee, income taxes
 and minority interest                        46,077  18,092   64,175

Management fee                                 3,478   1,804    5,282
                                             ------- -------  -------
Income before income taxes and
 minority interest                            42,605  16,288   58,893

Income taxes                                  15,977   7,308   23,285
Minority interest                              7,350     108    7,458
                                             ------- -------  -------

Net income                                   $19,278 $ 8,872  $28,150
                                             ======= =======  =======
Net income per share:
    Basic                                    $  0.66 $  0.31  $  0.98
                                             ======= =======  =======

    Diluted                                  $  0.65 $  0.31  $  0.97
                                             ======= =======  =======

Weighted average shares outstanding:
    Basic                                     29,180  28,507   28,842
                                             ======= =======  =======

    Diluted                                   30,185  29,496   29,838
                                             ======= =======  =======

Reconciliation of Non-GAAP
Financial Measures to GAAP:
Operating income before management fee       $20,460 $11,131  $31,591
Deduct:  management fee                        3,478   1,804    5,282
                                             ------- -------  -------
Operating income                             $16,982 $ 9,327  $26,309
                                             ------- -------  -------
Operating margin before management fee          33.8%   17.7%    25.6%
                                             ------- -------  -------
Operating margin after Management fee           28.0%   14.9%    21.3%
                                             ------- -------  -------

Please refer to Notes On Non-GAAP Financial Measures and Change In Accounting Method on page 9 for discussion of our restatement of revenues for 2005.

* As restated for the change in Accounting Method.






Table V

                         GAMCO INVESTORS, INC
    UNAUDITED QUARTERLY CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars in thousands, except per share data)

                                        2005 (As Reported)*
                             -----------------------------------------
                               1st     2nd     3rd     4th
                             Quarter Quarter Quarter Quarter   Total
                             ------- ------- ------- ------- --------
Income Statement Data:

Revenues                     $61,531 $59,841 $66,234 $64,757 $252,363

Expenses                      39,122  37,888  40,141  37,264  154,415
                             ------- ------- ------- ------- --------

Operating income before
 management fee               22,409  21,953  26,093  27,493   97,948

Investment income              4,067   4,544  12,153   8,631   29,395
Interest expense              (3,929) (3,275) (3,298) (3,280) (13,782)
                             ------- ------- ------- ------- --------
Other income (expense), net      138   1,269   8,855   5,351   15,613
                             ------- ------- ------- ------- --------
Income before management
 fee, income taxes and
 minority interest            22,547  23,222  34,948  32,844  113,561

Management fee                 2,255   2,322   3,495   3,284   11,356
                             ------- ------- ------- ------- --------

Income before income taxes
 and minority interest        20,292  20,900  31,453  29,560  102,205

Income taxes                   7,609   7,838  11,795  11,085   38,327
Minority interest                  1     107     210     169      487
                             ------- ------- ------- ------- --------

Net income                   $12,682 $12,955 $19,448 $18,306 $ 63,391
                             ======= ======= ======= ======= ========

Net income per share:
    Basic                    $  0.43 $  0.43 $  0.65 $  0.62 $   2.13
                             ======= ======= ======= ======= ========

    Diluted                  $  0.42 $  0.43 $  0.64 $  0.61 $   2.09
                             ======= ======= ======= ======= ========

Weighted average shares
 outstanding:
    Basic                     29,560  30,079  29,935  29,643   29,805
                             ======= ======= ======= ======= ========

    Diluted                   31,684  31,211  31,079  30,652   31,155
                             ======= ======= ======= ======= ========

Reconciliation of Non-GAAP
Financial Measures to GAAP:
Operating income before
 management fee              $22,409 $21,953 $26,093 $27,493 $ 97,948
Deduct:  management fee        2,255   2,322   3,495   3,284   11,356
                             ------- ------- ------- ------- --------
Operating income             $20,154 $19,631 $22,598 $24,209 $ 86,592
                             ------- ------- ------- ------- --------
Operating margin before
 management fee                 36.4%   36.7%   39.4%   42.5%    38.8%
                             ------- ------- ------- ------- --------
Operating margin after
 Management fee                 32.8%   32.8%   34.1%   37.4%    34.3%
                             ------- ------- ------- ------- --------

Please refer to Notes On Non-GAAP Financial Measures and Change In Accounting Method on page 9 for discussion of our restatement of revenues for 2005.

* As originally reported during the year ended December 31, 2005.






Table VI

                         GAMCO INVESTORS, INC
       CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

                              December 31,   June 30,    June 30,
                                 2005         2005(a)     2006(b)
                               --------      --------    --------
ASSETS                                     (unaudited)  (unaudited)

Cash and cash equivalents      $170,659      $191,413    $116,852
Investments                     493,187       452,380     536,844
Receivables                      45,360        40,584      64,064
Other assets                     11,888        27,625      12,121
                               --------      --------    --------

     Total assets              $721,094      $712,002    $729,881
                               ========      ========    ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Compensation payable           $ 27,889      $ 31,791    $ 39,249
Income taxes payable             10,132         2,994       2,473
Accrued expenses and other
 liabilities                     20,485        21,948      33,823
                               --------      --------    --------
     Total operating
      liabilities                58,506        56,733      75,545

5.5% Senior notes
 (due May 15, 2013)             100,000       100,000     100,000
5% Convertible note
 (conversion price, $52
 per share; note due
 August 14, 2011)                50,000        50,000      50,000
5.22% Senior notes (due
 February 17, 2007)              82,308        82,308      82,308
                               --------      --------    --------
     Total liabilities          290,814       289,041     307,853

Minority interest                 6,151         5,735      19,712

Stockholders' equity            424,129       417,226     402,316
                               --------      --------    --------
Total liabilities and
 stockholders' equity          $721,094      $712,002    $729,881
                               ========      ========    ========

(a) As restated for Change in Accounting Method

(b) June 30, 2006 balance sheet includes $16.0 million in assets, $2.8 million in liabilities and $13.2 million in minority interest that pertain to investment partnerships and offshore funds in which we have a direct or indirect controlling financial interest. These entities have been consolidated and will be consolidated in future periods as long as we continue to maintain a direct or indirect controlling financial interest.



    CONTACT: GAMCO Investors, Inc.
             Douglas R. Jamieson, 914-921-5020
             John C. Ferrara, 914-921-5147
                           or
             For further information please visit www.gabelli.com